SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of Earliest event reported): August 11, 2004


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                    0-20549               62-1681831
-------------------------------      ------------       -------------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
---------------------------------------------------------------------------
        (Former name or former address if changed since last report)

Item 5 and Item 9

Public Conference Call
----------------------

      On August 10, 2004, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended June 30, 2004. The following matters were discussed at that conference call:

      The Company reported total revenue of $1.44 million, with a gross margin of $506,390, for the quarter ended June 30, 2004, compared to total revenue of $354,470, with a gross margin of $312,297, for the same period in 2003, and the first quarter 2004 results of $438,206 total revenue with a gross margin of $108,000. The Company


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reported these numbers within the context of its new revenue recognition model, effective January 1, 2004, by which it recognizes as revenue the total wholesale price of its finished product sold to retail outlets and the total cost of production by the Company's third party processors as cost of goods sold. Management explained that, while the new recognition model was responsible for an increase in revenue, increased sales also played a significant part in the increase in total revenue over any quarter in the Company's history. The Company reported that selling expenses remained relatively flat and are expected to decrease in the future with less necessity for slotting fees and promotions associated with launching several new product lines.

      The Company reported on the status of the launch of its new lines of flavored milk products, including its new Slammers(r) school line, in a vitamin fortified 1%, no added sugar flavored milk product with 1/2 calories and 1/2 carbohydrates for lower & middle grades, and Pro Slammers(tm), a protein fortified flavored "Extreme Sports" branded milkshake, for high schools. In connection with its school product lines, the Company reported the development of a discount purchase or lease vending machine program for schools.

      The Company reported the continued coverage of its Slammers(r) branded Ultimate Milkshake line with 115,000 cases, or 1,380,000 units, shipped domestically in May and June 2004. Coverage in all regions of the United States includes Food Lion, Mars, Wal-Mart, 7-Eleven, Wakefern in the Northeast, Albertsons, Food Lion, Target Super Stores, Wal-Mart and 7-Eleven in the Southeast, HEB, Target Super Stores, Wal-Marts and Ralph's in the South, Wal-Mart, Bashas and 7-Eleven in the Southwest, Wal-Mart in the Northwest, and Target Super Centers, Wal-Mart and, 7-Eleven in the Midwest. The Company reported that it will begin working with 5 of 15 distribution centers for Wal-Mart, which has accepted Slammers(r) as a permanent product in its dairy cases in those stores serviced by the 5 distribution centers. In addition, the Company works through over 30 other distributors and dairies nationally, including Beyer Farms, C&S Metro, C&S New England, Freshway, White Rose Garelick, Lehigh, Marva Maid and Tuscan Dairy in the Northeast, Bilo Maudlin, JT Davenport, MR Williams and Velda Farms in the Southeast, Grocery Supply and Oak Farms in the South, United Grocers, Alta Dena, Berkeley Farms, Cream O Weber and McLane in the Southwest, Bill's Distributors and McLane in the Northwest and Dutch Farms, La Bodega, Menu Makers, Muller Pinehurst, Stephenson, Bareman's, Prairie Farms and Sinton Dairy in the Midwest. The Company announced that it has just signed a contract with TNT, the largest brokerage for convenience stores in the United States, to represent Bravo! in that market segment.

      The Company reported that its Slammers(r) branded flavored milks presently are sold in 712 stores in Middle East, with the expectation of 5,000 stores by October and 12,000 stores by December 2004.

      The Company reported that its Slim Slammers(r) was launched with a first order to be shipped August 16, 2004, that Pro Slammers(tm), in a 16oz Super Extended Shelf Life 6 month bottle, will start its first production run next week and be in stores by late


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August 2004, and that Slammers(r) Moon Pie(r) will have an initial production run in mid September and be in stores by late September 2004.

      Finally, the Company reported that it has received an initial order from Cruise Line Services for its products; the size of the order was not discussed.

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.


Date: August 11, 2004                  By:  /s/ Roy D. Toulan, Jr.
                                       ------------------------------------
                                       Roy D. Toulan, Jr.
                                       Vice President, General Counsel


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